Exhibit 3.1

CERTIFICTE OF AMENDMENT TO CERTIFICATE OF DESIGNATION

TO SERIES A PREFERRED STOCK

OF

RAINMAKER WORLDWIDE INC.

A Nevada Corporation

Rainmaker Worldwide Inc., a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), hereby certifies as follows:

WHEREAS, the Articles of Incorporation of the Corporation authorize the issuance of up to 1,000,000 shares of Preferred Stock, par value $1.00 per share, of which 150,000 shares have been designated as Series A Preferred Stock pursuant to the Certificate of Designation filed with the Nevada Secretary of State on June 1, 2023 (the “Certificate of Designation”);

WHEREAS, pursuant to the authority conferred upon the Board of Directors of the Corporation by its Articles of Incorporation and in accordance with Section 78.1955 of the Nevada Revised Statutes, the Board of Directors duly adopted the following resolution on April 24, 2025, approving an amendment to the Certificate of Designation to increase the number of authorized shares of Series A Preferred Stock;

NOW, THEREFORE, the Corporation hereby certifies that the Certificate of Designation is amended as follows:

1. Amendment to Section A of the Certificate of Designation.

The first paragraph of Section A of the Certificate of Designation is hereby amended and restated in its entirety to read as follows:

“The Corporation is authorized to issue up to One Million (1,000,000) shares of Preferred Stock. Six Hundred Thousand (600,000) shares of the authorized and unissued Preferred stock of the Corporation are hereby designated as “Series A Preferred Stock” with the following rights, preference , powers, privilege and restrictions, qualifications and limitations:”

2. No Other Amendments.

Except as specifically set forth herein, the Certificate of Designation shall remain in full force and effect without modification.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Designation as of the 9th day of May, 2025.

RAINMAKER WORLDWIDE INC.

By:	/s/ Michael O’Connor
Name:	Michael O’Connor
Title:	Chief Executive Officer